SERVICE AGREEMENT

AGREEMENT, made and entered into as of January 1, 2016, by and between PENN SERIES FUNDS, INC., a Maryland corporation (“Penn Series”), and THE PENN MUTUAL LIFE INSURANCE COMPANY, a Pennsylvania mutual life insurance company (“Penn Mutual”).

WITNESSETH:

WHEREAS, Penn Series is registered as an open-end, diversified, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), offering multiple series (or classes) of capital stock and each series (or class) representing interests in a separate fund or portfolios of investments (each a “Fund” and, collectively, the “Funds”) (each such Fund being identified on Schedule A to this Agreement) for the purpose of funding variable contracts and qualified pension plans;

WHEREAS, Penn Series has entered into an agreement with a third-party service provider dated as of January 1, 2016 pursuant to which the service provider (“Fund Administrator and Accountant”) provides, among other things, certain administrative and accounting services to Penn Series;

WHEREAS, Penn Series has entered into the Co-Administration Agreement dated as of January 1, 2016 pursuant to which Penn Mutual Asset Management, Inc. (“PMAM”) provides certain administrative services to Penn Series; and

WHEREAS, Penn Series has entered into the Second Amended and Restated Administrative and Corporate Services Agreement dated as of January 1, 2016 pursuant to which Penn Mutual provides certain administrative services to Penn Series.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. Penn Mutual hereby agrees to furnish the services herein set forth in return for the compensation as provided in Paragraph 5 of this Agreement.

2. In performing its duties under this Agreement, Penn Mutual will act in conformity with the Articles of Incorporation, By-Laws, and 1940 Act registration statement of Penn Series and with the instructions and directions of the Board of Directors of Penn Series and will conform to and comply with the requirements of the 1940 Act and all other applicable Federal or state laws and regulations.

3. The services which Penn Mutual shall provide under the Agreement include but are not limited to:

(a) maintaining records for each Penn Mutual separate account invested in Penn Series, which records shall reflect shares purchased and redeemed, including the date and price for all transactions and share balances, and to assist Penn Series’ Transfer Agent and/or Fund Administrator and Accountant in recording issuances, redemptions and transfers of shares;

(b) facilitate the determination of the net amount of cash flow into Penn Series and reconciliation and transmission of notification to Penn Series of net purchase orders and confirmation thereof;

(c) facilitate the determination of the net amount required for redemptions by Penn Series and reconciliation and transmission of notification to Penn Series of cash required for net redemption orders and confirmation thereof;

(d) facilitate any necessary bank arrangements to perform the services hereunder, such as the establishment of bank accounts and necessary processes to facilitate the cash flows between Penn Mutual, Penn Series’ Transfer Agent and Fund Administrator and Accountant;

(e) relieving Penn Series of usual or incidental administrative and shareholder services that are generally provided by mutual funds to their shareholders by having Penn Mutual provide such services to the beneficial owners of the Penn Series shares and the relevant contract holders of Penn Mutual (collectively, the “Investors”), including, but not limited to:

(i) establish and maintain separate records for each Investor, which records shall reflect units purchased and redeemed, including the date and price for all transactions, unit balances, and the name and address of each Investor, including zip codes and tax identification numbers, and providing all administrative, recordkeeping and sub-accounting services in connection with the processing of Penn Series-related transactions in such accounts;

(ii) implement policies and procedures for compliance with federal and state laws and regulatory requirements relating to, as applicable, anti-money laundering, including customer identification programs, confidentiality and privacy of information, and identity theft prevention;

(iii) coordination of the distribution to the Investors of prospectuses; proxy materials, shareholder reports, and other information provided by Penn Series and required to be sent to the Investors under the federal securities laws;

(iv) preparation, printing and transmission of transaction confirmations and periodic account statements to each Investor;

(v) the maintenance of an internet website for the posting of links related to Penn Series regulatory documents, such as prospectuses, Statements of Additional Information, shareholder reports, and proxy voting records;

(vi) provision of toll-free telephonic and internet support for the Investors with respect to inquiries and communications regarding (a) Penn Series, its portfolios and service providers; (b) their transactions in the Funds; and (c) Penn Mutual’s services to Penn Series;

(vii) as necessary, forwarding Investor communications and inquiries to the appropriate officers or service providers of Penn Series; and

(viii) establish and maintain appropriate policies and procedures for monitoring Investor trading activity.

(f) the establishment and maintenance of such systems (e.g., computer, software, etc.) necessary to provide the services hereunder and the safeguarding of such systems to protect the data in those system from unauthorized access;

(g) maintain a business continuity and disaster recovery program which seeks to ensure rapid recovery and timely resumption of critical Penn Series operations in the event of an emergency (other than those Penn Series operations required to be addressed by the business continuity and disaster recovery programs of other Penn Series service providers such as the Fund Administrator and Accountant, the Transfer Agent, or the Custodian, and PMAM acting in its capacity as Investment Adviser); and

(h) making its officers and employees available to the officers and Board of Directors of Penn Series for assistance, consultation and discussion regarding the administration of Penn Series and the services provided to Penn Series under this Agreement.

4. Penn Mutual shall bear all of its expenses in connection with the services to be rendered under this Agreement.

5. Penn Series shall pay Penn Mutual as full compensation for services rendered a fee based on the average daily net assets of each Fund at the annual rate set forth in Schedule B to this Agreement. Such fee shall be accrued daily and payable at such intervals not more frequently than monthly and not less frequently than quarterly as the officers of Penn Series may from time to time determine and specify in writing to Penn Mutual.

6. Penn Mutual assumes no responsibility under this Agreement other than to render the services called for hereunder, and specifically assumes no responsibilities for investment advice or the investment or reinvestment of Penn Series’ assets.

7. Neither Penn Mutual nor any of its interested trustees, officers or employees, nor any persons performing executive, administrative or other functions shall be liable for any error of judgment or mistake of law or for any loss suffered by Penn Series in connection with the matters to which this Agreement relates, except for loss resulting from willful misfeasance, bad faith or negligence in the performance of its or his or her duties on behalf of Penn Mutual or from reckless disregard by Penn Mutual or any such person of Penn Mutual’s duties under this Agreement.

8. This Agreement shall continue in effect indefinitely with respect to a given Fund only so long as such continuation is specifically approved at least annually by either the Board of Directors of Penn Series or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) representing interests in that Fund, provided that in either event such continuation shall also be approved by the vote of a majority of the directors who are not interested persons of Penn Series, as defined in the 1940 Act, cast by them at a meeting called for the purpose of voting on such approval; provided, however, that:

(a) this Agreement may at any time be terminated by Penn Series with respect to any Fund, without the payment of any penalty, on 60 days’ notice to Penn Mutual by vote of the Board of Directors of Penn Series; and

(b) this Agreement may be terminated by Penn Mutual at any time, without the payment of any penalty, on 90 days’ written notice to Penn Series.

9. The services of Penn Mutual to Penn Series provided under this Agreement are not to be deemed to be exclusive and Penn Mutual shall be free to provide similar services to others or establish agreements with others to carry out the activities herein. Nothing in this Agreement shall limit or restrict the right of any trustee, officer or employee of Penn Mutual who may also be a director, officer or employee of Penn Series to engage in any other business or to devote his or her other time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature.

10. It is understood that directors, officers, agents and stockholders of Penn Series are or may be interested in Penn Mutual as trustees, officers, or otherwise; that trustees, officers, agents and contract holders of Penn Mutual are or may be interested in Penn Series as directors, officers, stockholders or otherwise; and that Penn Mutual may be interested in Penn Series as a shareholder or otherwise. The existence of any such dual interest shall not affect the validity hereof or of and transactions hereunder.

11. This Agreement may be amended by mutual written consent.

12. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid: (a) to The Penn Mutual Life Insurance Company at 600 Dresher Road, Horsham PA 19044, Attention: Chief Financial Officer; or (b) to Penn Series Funds, Inc. at 600 Dresher Road, Horsham, PA 19044, Attention: President.

13. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

14. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PENN SERIES FUNDS, INC.

By:	/s/ David O’Malley
David O’Malley
President

THE PENN MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Susan Deakins
Susan Deakins
Executive Vice President
& Chief Financial Officer

Schedule A to

Service Agreement

by and between

The Penn Mutual Life Insurance Company

and

Penn Series Funds, Inc.

Dated as of January 1, 2016

FUNDS

Money Market Fund

Limited Maturity Bond Fund

Quality Bond Fund

High Yield Bond Fund

Flexibly Managed Fund

Large Growth Stock Fund

Large Cap Value Fund

Large Cap Growth Fund

Index 500 Fund

Mid Cap Growth Fund

Mid Cap Value Fund

Mid Core Value Fund

Small Cap Growth Fund

Small Cap Value Fund

International Equity Fund

Real Estate Securities Fund

Large Core Growth Fund

Large Core Value Fund

Balanced Fund

SMID Cap Growth Fund

SMID Cap Value Fund

Emerging Markets Equity Fund

Developed International Index Fund

Small Cap Index Fund

Aggressive Allocation Fund

Moderately Aggressive Allocation Fund

Moderate Allocation Fund

Moderately Conservative Allocation Fund

Conservative Allocation Fund

Schedule B to

Service Agreement

by and between

The Penn Mutual Life Insurance Company

and

Penn Series Funds, Inc.

Dated as of January 1, 2016

FEES

Pursuant to Section 7 of the Agreement, each Fund shall pay Penn Mutual a fee computed at the annual rate of the average daily net assets of the Fund as specified below:

Fund	Rate
Money Market Fund	0.09%
Limited Maturity Bond Fund	0.09%
Quality Bond Fund	0.09%
High Yield Bond Fund	0.09%
Flexibly Managed Fund	0.09%
Large Growth Stock Fund	0.09%
Large Cap Value Fund	0.09%
Large Cap Growth Fund	0.09%
Index 500 Fund	0.09%
Mid Cap Growth Fund	0.09%
Mid Cap Value Fund	0.09%
Mid Core Value Fund	0.09%
Small Cap Growth Fund	0.09%
Small Cap Value Fund	0.09%
International Equity Fund	0.09%
Real Estate Securities Fund	0.09%
Large Core Growth Fund	0.09%
Large Core Value Fund	0.09%
Balanced Fund	0.09%
SMID Cap Growth Fund	0.09%
SMID Cap Value Fund	0.09%
Emerging Markets Equity Fund	0.09%
Developed International Index Fund	0.09%
Small Cap Index Fund	0.09%
Aggressive Allocation Fund	0.09%
Moderately Aggressive Allocation Fund	0.09%
Moderate Allocation Fund	0.09%
Moderately Conservative Allocation Fund	0.09%
Conservative Allocation Fund	0.09%